Exhibit 99.1

PDL BioPharma Acquires Depomed’s Remaining 50% Interest in Royalties and Milestones on Type 2 Diabetes Products

INCLINE VILLAGE, Nev. (August 6, 2018) - PDL BioPharma, Inc. (“PDL”) (NASDAQ: PDLI) announces an amendment to the Royalty Purchase and Sale Agreement (the “Royalty Agreement”) with Depomed, Inc. (“Depomed”) under which PDL acquired all of Depomed’s remaining rights to royalties and milestones payable on sales of type 2 diabetes products licensed by Depomed for up to $20 million. Under the original Royalty Agreement PDL would have shared future royalties equally with Depomed after total cash received by PDL reached $481 million, or two times PDL’s original investment, which PDL expects to occur by October 2020.

Under terms of the amendment, PDL has made an initial payment of $10 million to Depomed. An additional $10 million will be payable if Depomed meets certain conditions specified in the amendment.

“While our company’s strategic focus has shifted to equity and product investments and away from royalty agreements, our familiarity with the Depomed asset and our past success with it made this transaction highly attractive to PDL and our shareholders,” said John P. McLaughlin, Chief Executive Officer of PDL BioPharma. “When we entered into the original agreement, we anticipated reaching the $481 million milestone in 2023; however, cash flows have exceeded our expectations and have returned more than $343 million as of June 30, 2018. We expect the amended transaction to begin yielding returns to PDL in late 2020 and to provide meaningful cash flow through 2026.”

Products covered by the Royalty Agreement and amendment include Glumetza® and its authorized generic, Jentadueto XR®, Invokamet XR® and Synjardy XR®.

About PDL BioPharma
PDL seeks to provide a significant return for its shareholders by acquiring and managing a portfolio of companies, products, royalty agreements and debt facilities in the biotech, pharmaceutical and medical device industries. In 2012, PDL began providing alternative sources of capital through royalty monetizations and debt facilities, and in 2016 began acquiring commercial-stage products and launching specialized companies dedicated to the commercialization of these products. To date, PDL has consummated 17 of such transactions, of which nine are active and outstanding. PDL has one debt transaction outstanding, representing deployed and committed capital of $20.0 million: CareView Communications, Inc.; PDL has one hybrid royalty/debt transaction outstanding, representing deployed and committed capital of $44.0 million: Wellstat Diagnostics, LLC; and PDL has five royalty transactions outstanding, representing deployed and committed capital of $396.1 million and $397.1 million, respectively: KYBELLA®, AcelRx Pharmaceuticals, Inc. The Regents of the University of Michigan, Viscogliosi Brothers, LLC and Depomed, Inc. PDL's equity and loan investments in Noden Pharma DAC, Inc. and Noden Pharma USA, Inc. (together with their subsidiaries, "Noden") represent deployed and committed capital of $179.0 million and $202.0 million, respectively, and PDL's converted equity and loan investment in LENSAR, Inc. represents deployed capital of $40.0 million.

PDL operates in three segments designated as Income Generating Assets, Pharmaceutical and Medical Devices.

NOTE: PDL, PDL BioPharma, the PDL logo and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary, to PDL BioPharma, Inc., which reserves all rights therein.

Contacts:
PDL BioPharma, Inc.
Peter Garcia, CFO
775-832-8500
Peter.garcia@pdl.com

LHA Investor Relations
Jody Cain, SVP
310-691-7100
jcain@lhai.com

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